Exhibit 99.1

Contact: Jeff Harkins
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces First Quarter Results

➢	Consolidated Same Store Sales Decreased 0.3%
o	Beauty Systems Group Same Store Sales Positive for Third Consecutive Quarter at 1.2%; Segment Revenue Reaches All-Time Quarterly High
o	Sally Beauty Supply Same Store Sales Decreased 1.1%; Europe Turns Positive
➢	Global E-Commerce Sales Increased by 27.6%
➢	GAAP Diluted EPS of $0.45; Decline of 16.7%
➢	Adjusted Diluted EPS of $0.47; Decline of 17.5%
➢	Continued Progress on the Transformation Plan; Overall Remains on Track
➢	FY20 Revenue and Same Store Sales Guidance Maintained; Adjusted Operating Earnings Modified to Flat to Prior Year

DENTON, Texas, February 6, 2020 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced financial results for its first quarter ended December 31, 2019. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results.

Fiscal 2020 First Quarter Overview

Consolidated same store sales decreased by 0.3% in the first quarter. Consolidated net sales were $980.2 million in the quarter, down 0.9% compared to the prior year, driven by a decrease in same store sales as a result of the shortened holiday retail calendar, technology implementation issues impacting pricing and promotion in our new point-of-sale system, a smaller store base with 57 fewer stores and an unfavorable impact from foreign currency translation of approximately 10 basis points on reported sales.

GAAP diluted earnings per share in the first quarter were $0.45, compared to $0.54 in the prior year, a decrease of 16.7%, driven primarily by the reduction in sales, gross margin contraction resulting from technology issues, and increased wage and marketing expenses, partially offset by reduced interest expense related to the Company’s deleveraging efforts. Adjusted diluted earnings per share, excluding charges related to the Company’s transformation efforts in both years, were $0.47 in the first quarter, compared to $0.57 in the prior year, a decrease of 17.5%.

“Although we made significant progress on our transformation program during the first quarter, we fell short of both our top-line and bottom-line goals. I would highlight two key factors that contributed to the shortfall. First, traffic declined at both Sally Beauty Supply and specialty retail in general, resulting from the shortened holiday season. Second, implementation-related technology disruptions led to product pricing issues, the misapplication and unintended increase of promotional discounts, and a resulting disruption of our planned marketing activities during the quarter,” said Chris Brickman, president and chief executive officer.

“As we enter the second quarter, we believe we have addressed the most critical of the technology challenges we faced during the first quarter and we have already taken aggressive management steps to improve financial performance,” Brickman continued. “We want to be clear that our first priority is to complete the transformation and put in place the right retail and digital capabilities to set the company up for long-term success. We are focused on unlocking the full potential of our highly differentiated business and we will invest additional resources as appropriate over the year if that is required to deliver our objectives.  To be prudent, while we are maintaining our top-line expectations, we are modifying guidance for Adjusted Operating Earnings and now expect that metric to be approximately flat to the prior year.”

“In summary, we remain confident that we have the right plan, that the business is highly differentiated and defensible, and that we will return to growth and provide value creation potential for our shareholders over the long-term.  A challenging quarter will not distract us from completing our transformation goals and delivering future growth,” Brickman concluded.

Update on Transformation Plan

Based on our key transformation objectives, during the first quarter and so far this quarter, we have:

Playing to Win with Our Customers – Refocus on Our Differentiated Core of Color and Care

•	Executed the launch of the new Sally Beauty brand campaign “Unleash your PROtential” nationwide, which began January 6, 2020;
•	Renewed our exclusive contract between Coty and Beauty Systems Group for three more years, adding certainty to our relationship going forward;
•	Launched CHI color and innovative CHI appliances at Sally Beauty stores; and
•	Launched professional brand hair care products at Sally Beauty in the U.S. and new brands like Olaplex in Europe.

Improving Our Retail Fundamentals

•	Added key new management and talent to our organization in areas such as Merchandising, Beauty Systems Group Store Operations, Marketing, E-Commerce, Digital Product and Planning & Allocation;
•	Reached more than 16.1 million active loyalty members in Sally Beauty Rewards; and
•	Rolled out the new Oracle-based point-of-sale systems to approximately 2,500 stores.

Advancing Our Digital Commerce Capabilities

•	Implemented our Order Management System across our network, shortening our ‘order to customer’ timing and increasing the flexibility of our shipping options;
•	Implemented further upgrades to sallybeauty.com and reached final development stages for the impending launch of sallybeauty.ca; and
•	Continued to drive the Sally Beauty integrated mobile app, which has been downloaded by a younger mix of customers more than 900,000 times.

As we move through fiscal year 2020, we will continue our transformation efforts by:

•	Completing the national rollout of the new point-of-sale systems, first at Beauty Systems Group and then at Sally Beauty;
•	Rolling out sallybeauty.ca, supported by ship-from-store capabilities in Canada;
•

Improving our digital commerce capabilities, including refining our Order Management System capabilities, expanding our Same-Day Delivery test and launching further fulfillment options, like ship-from-store, for our Sally Beauty customers in the United States;

•	Continuing the testing of the JDA merchandising and supply chain platform;
•	Expanding our concept stores for both Sally Beauty and Beauty Systems Group in additional territories;
•	Advancing our merchandising transformation efforts; and
•	Continuing to optimize our Supply Chain Network with changes to our transportation model and our network of nodes.

Fiscal 2020 First Quarter Financial Detail

Consolidated gross profit for the first quarter was $474.8 million, a decrease of $5.9 million from the prior year.  Gross margin for the first quarter was 48.4%, a decrease of 20 basis points compared to the prior year, with decreases in the U.S. and Canadian businesses of Sally Beauty Supply offsetting increases in Beauty Systems Group. Selling, general and administrative expenses increased by $10.9 million, driven primarily by investments in store personnel and marketing, and were 38.6%, as a percentage of sales, compared to 37.1% in the prior year.

GAAP operating earnings and operating margin in the first quarter were $94.4 million and 9.6%, respectively, compared to $109.7 million and 11.1%, respectively, in the prior year. Adjusted operating earnings and operating margin were $96.9 million and 9.9%, respectively, compared to $113.7 million and 11.5%, respectively, in the prior year.

GAAP net earnings in the first quarter were $53.2 million, a decrease of $12.5 million, or 19.0%, compared to the prior year. Adjusted EBITDA in the first quarter was $127.5 million, a decrease of $16.1 million, or 11.2%, compared to the prior year, and adjusted EBITDA margin was 13.0%, a decrease of approximately 150 basis points from the prior year.

During the first quarter, cash flow from operations was $62.3 million. Capital expenditures totaled $40.9 million. Operating free cash flow was $21.4 million and was used opportunistically to reduce the Company’s debt levels by an additional $16.2 million. At the end of the first quarter, the Company’s leverage ratio was 2.68x. Since the beginning of fiscal year 2019, the Company has reduced its debt levels by over $200 million.  Early in the first quarter, the Company also repurchased 0.8 million shares at an aggregate cost of $11.4 million.

Fiscal 2020 First Quarter Segment Results

Sally Beauty Supply

•

Total segment same store sales decreased by 1.1% for the quarter, driven by a decrease in same store sales in the U.S. and Canada of 1.4%. The Sally Beauty businesses in the U.S. and Canada represented 77% of the segment sales for the quarter. Europe was a positive contributor to same store sales for Sally Beauty.

•

Net sales were $569.1 million in the quarter, a decrease of 2.0% compared to the prior year, driven primarily by 36 fewer stores and an unfavorable foreign exchange impact of approximately 20 basis points.

•	At the end of the quarter, net store count was 3,703, a decrease of 36 from the prior year.
•	Gross margin decreased 30 basis points to 54.3% in the quarter.
•	GAAP operating earnings were $74.2 million in the quarter, a decrease of 17.5% versus the prior year. GAAP operating margin was 13.0%, compared to 15.5% in the prior year.

Beauty Systems Group

•	Same store sales increased by 1.2% for the quarter.
•	Net sales were $411.1 million in the quarter, an increase of 0.5% compared to the prior year. Foreign currency translation had no impact on the quarter.
•	At the end of the quarter, net store count was 1,369, a decrease of 21 from the prior year.
•	Gross margin increased 30 basis points to 40.3% in the quarter.
•	GAAP operating earnings were $62.4 million in the quarter, an increase of 0.2% versus the prior year. GAAP operating margin in the quarter was 15.2%, flat to the prior year.
•	At the end of the quarter, there were 740 distributor sales consultants, compared to 822 in the prior year.

Fiscal Year 2020 Guidance

The Company is maintaining its revenue and same store sales guidance, while adjusting its Adjusted Operating Earnings guidance to flat to the prior year. This reflects the implementation challenges of the first quarter, aggressive steps already taken to recover and a commitment to invest as necessary to complete the ongoing Transformation Plan. However, when combined with the benefit of the debt reduction and share repurchases to date, the Company is maintaining its EPS guidance for the year, but at the lower end of the range.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing (877) 692-8957 (International: (234) 720-6980) and referencing the access code 247856. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. In addition, a supplemental slide presentation may be viewed during the call at the following link SBH Q1 Earnings Presentation. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, February 6, 2020, through February 13, 2020, by dialing (866) 207-1041 (International: (402) 970-0847 and reference access code 1938843. Also, a website replay will be available on investor.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,072 stores, including 157 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2019, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA and EBITDA Margin; (2) Adjusted Operating Earnings and Operating Margin; (3) Adjusted Diluted Net Earnings Per Share; and (4) Operating Free Cash Flow.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation and costs related to the Company’s previously announced restructuring plans for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and
Operating Free Cash Flow	3
Store Count and Same Store Sales	4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2019	2018	Percentage Change
Net sales	$980,208	$989,453	-0.9%
Cost of products sold	505,360	508,748	-0.7%
Gross profit	474,848	480,705	-1.2%
Selling, general and administrative expenses	377,930	366,987	3.0%
Restructuring	2,531	3,980	-36.4%
Operating earnings	94,387	109,738	-14.0%
Interest expense	21,541	24,489	-12.0%
Earnings before provision for income taxes	72,846	85,249	-14.5%
Provision for income taxes	19,631	19,522	0.6%
Net earnings	$53,215	$65,727	-19.0%
Earnings per share:
Basic	$0.46	$0.55	-16.4%
Diluted	$0.45	$0.54	-16.7%
Weighted average shares:
Basic	116,125	119,989
Diluted	117,154	120,979

			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	48.4%	48.6%	(20)
Selling, general and administrative expenses	38.6%	37.1%	150
Consolidated operating margin	9.6%	11.1%	(150)
Effective tax rate	26.9%	22.9%	400

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2019	September 30, 2019
Cash and cash equivalents	$67,262	$71,495
Trade and other accounts receivable	94,657	104,539
Inventory	991,839	952,907
Other current assets	35,283	34,612
Total current assets	1,189,041	1,163,553
Property and equipment, net	315,925	319,628
Operating lease assets	553,464	-
Goodwill and other intangible assets	596,269	592,837
Other assets	20,360	22,428
Total assets	$2,675,059	$2,098,446
Current maturities of long-term debt	$855	$1
Accounts payable	272,082	278,688
Accrued liabilities	142,848	169,054
Current operating lease liabilities	160,193	-
Income taxes payable	18,627	8,336
Total current liabilities	594,605	456,079
Long-term debt, including capital leases	1,578,436	1,594,542
Long-term operating lease liabilities	400,490	-
Other liabilities	18,368	27,757
Deferred income tax liabilities, net	80,961	80,391
Total liabilities	2,672,860	2,158,769
Total stockholders’ equity (deficit)	2,199	(60,323)
Total liabilities and stockholders’ equity (deficit)	$2,675,059	$2,098,446

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2019	2018	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$569,147	$580,608	-2.0%
Beauty Systems Group ("BSG")	411,061	408,845	0.5%
Total net sales	$980,208	$989,453	-0.9%
Operating earnings:
SBS	$74,225	$89,991	-17.5%
BSG	62,434	62,330	0.2%
Segment operating earnings	136,659	152,321	-10.3%
Unallocated expenses (1)	39,741	38,603	2.9%
Restructuring	2,531	3,980	-36.4%
Interest expense	21,541	24,489	-12.0%
Earnings before provision for income taxes	$72,846	$85,249	-14.5%

	2019	2018	Basis Point Change
Segment gross margin:
SBS	54.3%	54.6%	(30)
BSG	40.3%	40.0%	30
Segment operating margin:
SBS	13.0%	15.5%	(250)
BSG	15.2%	15.2%	—
Consolidated operating margin	9.6%	11.1%	(150)

(1)	Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31, 2019
	As Reported (GAAP)	Restructuring (1)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$377,930	$-	$377,930
SG&A expenses, as a percentage of sales	38.6%		38.6%
Operating earnings	94,387	2,531	96,918
Operating margin	9.6%		9.9%
Earnings before provision for income taxes	72,846	2,531	75,377
Provision for income taxes (2)	19,631	581	20,212
Net earnings	$53,215	$1,950	$55,165
Earnings per share:
Basic	$0.46	$0.02	$0.48
Diluted	$0.45	$0.02	$0.47

	Three Months Ended December 31, 2018
	As Reported (GAAP)	Restructuring (1)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$366,987	$-	$366,987
SG&A expenses, as a percentage of sales	37.1%		37.1%
Operating earnings	109,738	3,980	113,718
Operating margin	11.1%		11.5%
Earnings before provision for income taxes	85,249	3,980	89,229
Provision for income taxes (2)	19,522	728	20,250
Net earnings	$65,727	$3,252	$68,979
Earnings per share:
Basic	$0.55	$0.03	$0.57
Diluted	$0.54	$0.03	$0.57

(1)

For the three months ended December 31, 2019, restructuring represents costs and expenses incurred primarily in connection with the Project Surge plan. For the three months ended December 31, 2018, restructuring represents costs and expenses incurred in connection with the 2018 Restructuring Plan.

(2)

The income tax provision associated with restructuring for the three months ended December 31, 2019 and 2018, was calculated using a 23.0% and 18.3% tax rate, respectively, since realization of a tax benefit for portions of these expenses are currently not deemed probable.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended December 31,
Adjusted EBITDA:	2019	2018	Percentage Change
Net earnings	$53,215	$65,727	-19.0%
Add:
Depreciation and amortization	27,076	26,506	2.2%
Interest expense	21,541	24,489	-12.0%
Provision for income taxes	19,631	19,522	0.6%
EBITDA (non-GAAP)	121,463	136,244	-10.8%
Share-based compensation	3,473	3,354	3.5%
Restructuring	2,531	3,980	-36.4%
Adjusted EBITDA (non-GAAP)	$127,467	$143,578	-11.2%

Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	13.0%	14.5%	(150)

Operating Free Cash Flow:	2019	2018	Percentage Change
Net cash provided by operating activities	$62,325	$50,256	24.0%
Less:
Payments for property and equipment, net	40,875	23,710	72.4%
Operating free cash flow (non-GAAP)	$21,450	$26,546	-19.2%

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of December 31,
	2019	2018	Change
Number of stores:
SBS:
Company-operated stores	3,690	3,723	(33)
Franchise stores	13	16	(3)
Total SBS	3,703	3,739	(36)
BSG:
Company-operated stores	1,225	1,226	(1)
Franchise stores	144	164	(20)
Total BSG	1,369	1,390	(21)
Total consolidated	5,072	5,129	(57)
Number of BSG distributor sales consultants	740	822	(82)

BSG distributor sales consultants (DSC) include 199 and 266 sales consultants employed by our franchisees at December 31, 2019 and 2018, respectively.

	Three Months Ended December 31,
	2019	2018	Basis Point Change
Same store sales growth (decline):
SBS	-1.1%	0.7%	(180)
BSG	1.2%	-0.6%	180
Consolidated	-0.3%	0.3%	(60)

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include e-commerce sales, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.